EXHIBIT 99.1

Progenics Expands Senior Management Team; Dr. Alton B. Kremer Named Vice President of Clinical Research

    TARRYTOWN, N.Y.--(BUSINESS WIRE)--Oct. 14, 2004--Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced the appointment of Alton B. Kremer, M.D., Ph.D. to Vice President, Clinical Research, a newly created position in the Company. In his new capacity, Dr. Kremer will be responsible for medical aspects of the Company's clinical trials. In particular, he will lead the studies of methylnaltrexone, an investigational drug designed to reverse the debilitating side effects of opioid pain medication and to treat post-operative ileus.
    Dr. Kremer joins Progenics from Purdue Pharma, where he was Executive Medical Director and directed opioid clinical research programs. Previously, Dr. Kremer was at Janssen Pharmaceutica of the Johnson & Johnson Family of Companies, where he held several positions, the most recent of which was Senior Director, Clinical Research. He earned his M.D. and Ph.D. in Biochemistry at Case Western Reserve University and holds a B.A. degree in Biology and Chemistry from Wesleyan University.
    "We are extremely pleased that Dr. Kremer has joined Progenics' medical team," said Paul J. Maddon, M.D., Ph.D., Progenics Chairman and CEO. "His 18 years of clinical research experience in developing drugs primarily for pain and palliative care, AIDS and cancer, are an excellent match for our development programs in these same therapeutic areas. I look forward to working with Dr. Kremer in expanding our clinical research activities."

    Company Profile

    Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the debilitating side effects of opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness and may be the Company's first product candidate to be approved for marketing. MNTX is also being studied for the treatment of post-operative ileus and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 542, a genetically engineered molecule designed to selectively target and neutralize HIV (in phase 2 studies), and PRO 140, a monoclonal antibody designed to target the HIV coreceptor CCR5 (in phase 1 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including monoclonal antibodies directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also studying a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

    DISCLOSURE NOTICE: The information contained in this document is current as of October 14, 2004. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.
    Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

    Editor's Note:
    Additional information on Progenics is available at http://www.progenics.com

    CONTACT: Progenics Pharmaceuticals, Inc.
             Richard W. Krawiec, Ph.D., 914-789-2800
             rkrawiec@progenics.com